UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 29, 2007

VERIGY LTD.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Verigy Ltd.

No. 1 Yishun Ave 7

Singapore  768923

(Address of principal executive offices, including zip code)

(+65) 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

First Half 2007 Incentive Bonus Payments

On May 29, 2007, Verigy’s Compensation Committee determined the actual results for the performance measures under Verigy’s incentive compensation bonus program, and approved the amount of the bonus to which each plan participant is entitled under the terms of the program, for the six-month period ended April 30, 2007.

Verigy’s incentive compensation bonus program is designed to provide short-term incentive compensation based upon the achievement of business-specific goals.  During the six-month period ended April 30, 2007, the executive officers and certain other key employees participated in the program.  The program is administered in six-month performance periods that coincide with each half of Verigy’s fiscal year and provides for cash bonuses to be paid semi-annually when performance targets are achieved.  The target bonus for each participant is equal to a stated percentage of the participant’s base salary.  This stated percentage includes, in each case, a target of 15% of the participant’s base salary that is tied to the same corporate wide objective as applies to all employees and an additional target applicable to the short-term incentive compensation bonus program.

Following the end of each performance period, the Compensation Committee determines the actual results for each performance measure and the amount of the bonus to which each plan participant is entitled.  If the relevant performance measures are not achieved, the plan participant may not receive any bonus or only a portion of the target bonus.  If the relevant performance measures are exceeded, the plan participant may receive a bonus in excess of the target bonus.  The maximum potential short-term incentive payout possible for the first half of fiscal year 2007 was 200% of individual target awards, and the minimum possible payout was zero.

Actual bonuses paid to the participants in the program for the first half of fiscal year 2007 under the incentive compensation bonus program were earned based on:  (1) company achievement of company-wide operating profit targets; (2) company achievement of other short-term financial goals, such as revenue, orders and gross margin; and (3) individual achievement of individual strategic goals, such as product introductions, quality and strategic customer wins. The actual percent achieved by the President and Chief Executive Officer, the Chief Financial Officer and the Company’s named executive officers for the six-month program period ended April 30, 2007, ranged from 116% to 157% of individual target bonuses.

The following table sets forth the semi-annual bonus amounts earned in the first half of fiscal year 2007 for the President and Chief Executive Officer, the Chief Financial Officer and the Company’s named executive officers who participated in the incentive program.

Name and Current Position	First Half Fiscal Year 2007 Semi-Annual Bonus Amount

Keith L. Barnes, President and Chief Executive Officer	$313,427
Robert J. Nikl, Chief Financial Officer	$178,319
Gayn Erickson, Vice President Memory Test	$97,475
Pascal Rondé, Vice President Sales, Service and Support	$112,185
Kenneth M. Siegel, Vice President and General Counsel	$105,652

Second Half Fiscal 2007 Bonus Incentive Targets

On May 29, 2007, Verigy’s Compensation Committee approved bonus metrics for executive officers for the second half of fiscal year 2007, which, like the bonus metrics for the first half of fiscal 2007, are based on: (1) company achievement of company-wide operating profit targets; (2) company achievement of other short-term financial goals, such as revenue, orders and gross margin; and (3) individual achievement of individual strategic goals, such as product introductions, quality and strategic customer wins.  The Compensation Committee had previously approved fiscal year 2007 target bonus levels for Verigy’s executives, expressed as a percent of base salary.

CEO Compensation Arrangements

On May 29, 2007, the Compensation Committee approved a modification to the reimbursement of living expenses terms set forth in the employment offer letter with Keith Barnes, dated April 4, 2006.  Pursuant to the terms of the employment offer letter, as modified by the Compensation Committee on May 29, 2007, effective June 1, 2007 and continuing for a period of up to 3 years following the effective date of his employment, the Company will pay Mr. Barnes $12,000 per month for his temporary living expenses (including lodging, car rental, meals, and travel to and from his home in Oregon).  The letter agreement between the Company and Mr. Barnes, dated May 29, 2007, which sets forth the modification to the employment offer letter, is filed with this Current Report on Form 8-K and is incorporated by reference in this Item 5.02(e).

On May 29, 2007, the Compensation Committee reviewed base compensation for Keith Barnes, the Company’s president and chief executive officer, compared to compensation data for chief executive officers from a selected a group of semiconductor and semiconductor equipment public companies with comparable revenue size as the Company’s.  The Compensation Committee used an independent compensation consultant to develop the information and recommend the appropriate adjustment, if any, to Mr. Barnes’ base salary. The Compensation Committee’s practice is to target direct compensation levels for Verigy’s executives, including the President and Chief Executive Officer, at the 50th percentile of surveyed companies and to provide long-term incentives in the form of equity (option and restricted stock units) awards at levels slightly higher than the 50th percentile. Based on its review and the recommendation of the Compensation Committee’s independent consultant, the Compensation Committee approved an increase in Mr. Barnes’ base salary from $500,000 per year to $560,000 per year, effective May 1, 2007, the beginning of the second half of fiscal year 2007.

 Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description

99.1	Letter of Amendment to Employment Offer Letter, by and between Verigy and Keith Barnes, dated May 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel Vice President and General Counsel

Date:  May 31, 2007

EXHIBIT INDEX

Exhibit Number	Description

99.1	Letter of Amendment to Employment Offer Letter, by and between Verigy and Keith Barnes, dated May 29, 2007